                  AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT

       THIS AMENDMENT NO. 1 TO FUND PARTICIPATION AGREEMENT (the "Amendment") is effective as of __________, 1999, by and among LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK (the "Company"), AMERICAN CENTURY INVESTMENT MANAGEMENT, INC ("ACIM"), and AMERICAN CENTURY INVESTMENT SERVICES, INC., F/K/A TWENTIETH CENTURY SECURITIES, INC. (the "ACIS"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

                                    RECITALS

       WHEREAS, the Company and ACIS are parties to that certain Fund Participation Agreement dated September 26, 1996 (the "Agreement") in connection with the participation by the Funds in Contracts offered by the Company to its clients and the parties wish to supplement the Agreement as provided herein;

       WHEREAS, since the date of the Agreement, Twentieth Century Securities, Inc. has changed its name to American Century Investment Services, Inc.; and

       WHEREAS, since the date of the Agreement, the Funds have changed their names; and

       WHEREAS, since the date of the Agreement, ACIS has ceased being the Distributor of the Funds; and

       NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

       I. FUNDS UTIFIZED. The second "Whereas" clause of the Agreement is hereby deleted in its entirety and replaced xvith the following language:

            "WHEREAS, the Company wishes to offer as investrnent options under certain of the Contracts, those mutual funds (each a "Fund" and collectively, the "Funds") listed on Schedule B hereto, each such Fund a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by American Century Variable Portfolios, Inc.; and"

       2. ASSIGNMENT BY COMPANV. ACIS hereby assigns all of its rights and obligations under the Agreement to ACIM, and ACIN4 hereby accepts such assignment. The Company hereby consents to such assignment. After the date of this Amendment, all references to "Distributor" in the Agreement shall be deemed to refer to ACIN4.

       3. COMPENSATION AND EXPENSES. Section 6(b) of the Agreement is hereby deleted in its entirety and replaced with the following language:

       (b) ACIM acknowledges that it derives a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single shareholder account per Fund for the Accounts rather than having each Contract Owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under this Agreement by the Company, AM will pay the Company a fee (the "Administrative Services Fee") equal to 25 basis points (0.25%) per annum of the average aggregate amount invested by the Company under this Agreement, for as long as the average aggregate market value of the investments by the Company in the Funds exceeds $50 million. In the event the average aggregate arnount invested by the Company drops below $50 million, ACIM shall pay Company 20 basis points (0.20%) per annum of the average aggregate amount invested by the Company. For purposes of this Section 6(b), the average aggregate investment amount of Company's investment shall include assets of UNUM Life Insurance Company of America and First UNTJM Life Insurance Company acquired by Company.

       4. SCHEDULES. Schedules A and B to the Agreement are hereby deleted and replaced in their entirety with Schedules A and B attached hereto.

       5. RATIFICATION AND CONFIRMATION OF AGREEMENT. In the event of a conflict between the terms of this Amendment and the Agreement it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

       6. COUNTERPARTS: This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

       7. FULL FORCE AND EFFECT. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

       IN WITNESS WHEREOF, the undersigned have executed this Amendment No. I as of the date first above written.

LINCOLN LIFE & ANNUITY                 AMERICAN CENTURY INVESTMENT
COMPANY OF NEW YORK                    MANAGEMENT, INC.
By:                                    By:
     Name:                                  Name:

     Title:                                 Title:

                                       AMERICAN CENTURY INVESTMENT
                                       SERVICES, INC.

                                       By:
                                             Name:

                                             Title:

                                       SCHEDULE A

                                VARIABLE ANNUITY CONTRACTS
                          AND VARIABLE LIFE INSURANCE POLICIES
                              SUPPORTED BY SEPARATE ACCOUNTS
                                  LISTED ON SCHEDULE B



Group Variable Annuity I Contracts

Group Variable Annuity II Contracts

Group Variable Annuity III Contracts

                                      SCHEDULE B

             SEPARATE ACCOUNTS OF LINCOLN LIFE & ANNUITY COMPANY OF NEW
                                      YORK

                           INVESTING IN CERTAIN FUNDS


SEPARATE ACCOUNT NAME                 AMERICAN CENTURY VP FUND(S) UTILIZED

Lincoln Life & Annuity Variable
       Annuity Account L              VP Capital Appreciation and VP Balanced